Exhibit 99

Dollar General Corporation Reports First Quarter 2021 Results

Raises Financial Guidance for Fiscal Year 2021

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--May 27, 2021--Dollar General Corporation (NYSE: DG) today reported financial results for its fiscal year 2021 first quarter (13 weeks) ended April 30, 2021.

  Net Sales Decreased 0.6% to $8.4 Billion
  Same-Store Sales Decreased 4.6%; Increased 17.1% on a two-year stack basis1
  Operating Profit Increased 4.9% to $908.9 Million
  Diluted Earnings Per Share (“EPS”) Increased 10.2% to $2.82
  Cash Flows From Operations of $703.0 Million
  Board of Directors Declares Quarterly Cash Dividend of $0.42 per share

1 Same-store sales on a two-year stack basis represents the sum of the Q1 2021 same-store sales decrease and the Q1 2020 same-store sales increase.

“We are pleased with our strong start to fiscal 2021, and I want to thank our associates for their unwavering commitment to supporting our customers, communities, and each other,” said Todd Vasos, Dollar General’s chief executive officer. “As a testament to their efforts, our first-quarter results exceeded our expectations, reflecting strong underlying performance across the business, which we believe was enhanced by the most recent round of government stimulus payment. Given our first-quarter outperformance, we are raising our financial outlook for fiscal 2021.”

“During the first quarter, we executed more than 800 real estate projects, including new store openings in our pOpshelf and larger footprint Dollar General formats. In addition, we remained focused on serving our customers, while further advancing our key strategic initiatives. Looking ahead, we are excited about our plans and believe we are well-positioned to continue delivering long-term sustainable growth and value for our shareholders.”

First Quarter 2021 Highlights
Net sales decreased 0.6% to $8.4 billion in the first quarter of 2021 compared to $8.4 billion in the first quarter of 2020. The net sales decrease was primarily driven by a decline in same-store sales, as well as the impact of store closures, partially offset by positive sales contributions from new stores. Same-store sales decreased 4.6% compared to the first quarter of 2020, driven by a decline in customer traffic, partially offset by an increase in average transaction amount. Same-store sales in the first quarter of 2021 included a decline in the consumables category, partially offset by growth in the seasonal, apparel, and home products categories. The Company believes consumer behavior driven by government stimulus payments had a significant positive effect on sales in its non-consumable product categories.

Gross profit as a percentage of net sales was 32.8% in the first quarter of 2021 compared to 30.7% in the first quarter of 2020, an increase of 208 basis points. This gross profit rate increase was primarily attributable to higher initial markups on inventory purchases; a reduction in markdowns as a percentage of net sales; a greater proportion of sales coming from the non-consumables product categories, which generally have a higher gross profit rate than the consumables product category; and a reduction in inventory shrink as a percentage of net sales. These factors were partially offset by increased transportation costs, which were primarily impacted by higher transportation rates. In light of the significant increase in sales within its non-consumable product categories, the Company believes consumer behavior driven by government stimulus payments also had a significant positive effect on gross profit dollars.

Selling, general and administrative expenses (“SG&A”) as a percentage of net sales were 22.0% in the first quarter of 2021 compared to 20.5% in the first quarter of 2020, an increase of 152 basis points. Among the expenses that were greater as a percentage of net sales in the current year period were store occupancy costs, disaster expenses related to Winter Storm Uri, retail labor, depreciation and amortization, administrative compensation (driven by share-based compensation), utilities, and taxes and licenses.

Operating profit for the first quarter of 2021 increased 4.9% to $908.9 million compared to $866.8 million in the first quarter of 2020. The first quarter of 2020 included approximately $80 million of incremental investments the Company made in response to the COVID-19 pandemic, primarily driven by $60 million in frontline employee appreciation bonuses, as well as measures taken to further protect the health and safety of employees and customers.

The effective income tax rate in the first quarter of 2021 was 22.0% compared to 22.2% in the first quarter of 2020. This lower effective income tax rate was primarily due to increased tax benefits associated with share-based compensation in the 2021 period compared to the 2020 period.

The Company reported net income of $677.7 million for the first quarter of 2021, an increase of 4.2% compared to $650.4 million in the first quarter of 2020. Diluted EPS increased 10.2% to $2.82 for the first quarter of 2021 compared to diluted EPS of $2.56 in the first quarter of 2020.

Merchandise Inventories
As of April 30, 2021, total merchandise inventories, at cost, were $5.1 billion compared to $4.1 billion as of May 1, 2020, an increase of 17.6% on a per-store basis. This increase compares to a 5.5% decrease in merchandise inventories, at cost, on a per-store basis in the first quarter of 2020.

Capital Expenditures
Total additions to property and equipment in the first quarter of 2021 were $278 million, including approximately: $126 million for improvements, upgrades, remodels and relocations of existing stores; $74 million for store facilities, primarily for leasehold improvements as well as fixtures and equipment in new stores; $66 million for distribution and transportation related projects; and $11 million for information systems upgrades and technology-related projects. During the first quarter of 2021, the Company opened 260 new stores, remodeled 543 stores and relocated 33 stores.

Share Repurchases
In the first quarter of 2021, the Company repurchased $1.0 billion of its common stock, or 5.0 million shares, at an average price of $201.74 per share, under its share repurchase program. The total remaining authorization for future repurchases was $1.7 billion at the end of the first quarter of 2021. Under the authorization, repurchases may be made from time to time in open market transactions, including pursuant to trading plans adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, or in privately negotiated transactions. The timing, manner and number of shares repurchased will depend on a variety of factors, including price, market conditions, compliance with the covenants and restrictions under the Company’s debt agreements and other factors. The authorization has no expiration date.

Dividend
On May 25, 2021, the Company’s Board of Directors declared a quarterly cash dividend of $0.42 per share on the Company’s common stock, payable on or before July 20, 2021 to shareholders of record on July 6, 2021. While the Board of Directors intends to continue regular cash dividends, the declaration and amount of future dividends are subject to the sole discretion of the Board and will depend upon, among other things, the Company’s results of operations, cash requirements, financial condition, contractual restrictions, and other factors the Board may deem relevant in its sole discretion.

Fiscal Year 2021 Financial Guidance and Store Growth Outlook
As noted above, the Company believes its first quarter results were positively impacted by consumer behavior related to government stimulus payments. Nonetheless, significant uncertainty continues to exist regarding the severity and duration of the COVID-19 pandemic, including its impact on the U.S. economy, consumer behavior and the Company’s business, which makes it difficult for the Company to predict specific financial outcomes for the fiscal year ending January 28, 2022 (“fiscal year 2021”). In addition, such outcomes could be impacted by several variables, which include, but are not limited to, any additional government stimulus payments, economic recovery, employment levels, COVID-19 vaccine status, and the ongoing impact of the COVID-19 pandemic.

However, to reflect the strong results in the first quarter, which exceeded the Company’s expectations, the Company is updating its financial guidance issued on March 18, 2021.

For fiscal year 2021, the Company now expects the following:

  Net sales in the range of a 1% decline to an increase of 1%; compared to its previous expectation in the range of a 2% decline to flat
  Same-store sales decline of 5% to 3%, which reflects growth of approximately 11% to 13% on a two-year stack basis2; compared to its previous expectation of a decline of 6% to 4%
  Diluted EPS in the range of $9.50 to $10.20, which reflects a compound annual growth rate in the range of approximately 20% to 24% (or in the range of approximately 19% to 23% compared to 2019 Adjusted diluted EPS) over a two-year period3; compared to its previous expectation in the range of $8.80 to $9.50
    This Diluted EPS guidance assumes an effective tax rate in the range of 22% to 23%
  Share repurchases of approximately $2.2 billion; compared to its previous expectation of approximately $1.8 billion

In addition, the Company continues to expect capital expenditures, including those related to investments in the Company’s strategic initiatives, in the range of $1.05 billion to $1.15 billion.

The Company is also reiterating its plans to execute 2,900 real estate projects in fiscal year 2021, including 1,050 new store openings, 1,750 store remodels, and 100 store relocations.

2 Same-store sales on a two-year stack basis represents the sum of actual 2020 same-store sales and the corresponding low and high ends of the 2021 guidance range.
3 Two-year compound annual growth rates utilize 2019 diluted EPS and 2019 Adjusted diluted EPS (see “Non-GAAP Disclosure” herein) as the base.

Conference Call Information
The Company will hold a conference call on May 27, 2021 at 9:00 a.m. CT/10:00 a.m. ET, hosted by Todd Vasos, chief executive officer, Jeff Owen, chief operating officer, and John Garratt, chief financial officer. To participate via telephone, please call (877) 407-0890 at least 10 minutes before the conference call is scheduled to begin. The conference ID is 13718757. There will also be a live webcast of the call available at https://investor.dollargeneral.com under “News & Events, Events & Presentations.” A replay of the conference call will be available through June 24, 2021, and will be accessible via webcast replay or by calling (877) 660-6853. The conference ID for the telephonic replay is 13718757.

Non-GAAP Disclosure
Adjusted diluted EPS, and its respective growth metric, for the fiscal year ended January 31, 2020 has not been derived in accordance with U.S. GAAP, but rather excludes the impact of significant legal expenses associated with wage and hour and consumer/product certified class action litigation and related matters. Due to the nature, infrequency, and financial magnitude of such matters, the Company believes this non-GAAP financial measure provides useful information to investors in assessing the Company’s operating performance as this measure provides an additional relevant comparison of the Company’s operating performance across periods. A reconciliation of this non-GAAP measure to the most directly comparable measure calculated in accordance with GAAP is provided in the accompanying schedules.

The non-GAAP measure discussed above is not a measure of financial performance or condition, liquidity or profitability in accordance with GAAP, and should not be considered as an alternative to diluted EPS or any other measure derived in accordance with GAAP. This non-GAAP measure has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s financial results as reported in accordance with GAAP. Because not all companies use identical calculations, this presentation may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements
This press release contains forward-looking information within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act. Forward-looking statements include those regarding the Company’s outlook, strategy, initiatives, plans and intentions including, but not limited to, statements made within the quotation of Mr. Vasos, and in the sections entitled “Share Repurchases,” “Dividend,” and “Fiscal Year 2021 Financial Guidance and Store Growth Outlook.” A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “outlook,” “may,” “will,” “should,” “could,” “would,” “can,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “forecast,” “predict,” “position,” “assume,” “opportunities,” “intend,” “continue,” ”future,” “ongoing,” “potential,” “long-term,” ”guidance,” “goal,” “outcome,” “uncertainty,” “look to,” “looking ahead,” “subject to,” “committed,” “focus on,” or “likely to,” and similar expressions that concern the Company’s strategy, plans, intentions or beliefs about future occurrences or results. These matters involve risks, uncertainties and other factors that may cause the actual performance of the Company to differ materially from that which the Company expected. Many of these statements are derived from the Company’s operating budgets and forecasts as of the date of this release, which are based on many detailed assumptions that the Company believes are reasonable. However, it is very difficult to predict the effect of known factors on the Company’s future results, and the Company cannot anticipate all factors that could affect future results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

  risks related to the COVID-19 pandemic, including but not limited to, the effects on the Company’s supply chain, distribution network, store and distribution center growth, store and distribution center closures, transportation and distribution costs, SG&A expenses, share repurchase activity, and cybersecurity risk profile, as well as the effects on domestic and foreign economies and customers’ spending patterns;
  economic factors, including but not limited to employment levels; inflation; pandemics; higher fuel, energy, healthcare and housing costs, interest rates, consumer debt levels, and tax rates; tax law changes that negatively affect credits and refunds; lack of available credit; decreases in, or elimination of, government subsidies such as unemployment and food/nutrition assistance programs; commodity rates; transportation, lease and insurance costs; wage rates (including the heightened possibility of increased federal, state and/or local minimum wage rates); foreign exchange rate fluctuations; measures that create barriers to or increase the costs of international trade (including increased import duties or tariffs); and changes in laws and regulations and their effect on, as applicable, customer spending and disposable income, the Company’s ability to execute its strategies and initiatives, the Company’s cost of goods sold, the Company’s SG&A expenses (including real estate costs), and the Company’s sales and profitability;
  failure to achieve or sustain the Company’s strategies and initiatives, including those relating to merchandising, real estate and new store development, store formats and concepts, digital, shrink, sourcing, private brand, inventory management, supply chain, store operations, expense reduction, technology, the Company’s Fresh initiative and the Company’s Fast Track initiative;
  competitive pressures and changes in the competitive environment and the geographic and product markets where the Company operates, including, but not limited to, pricing, promotional activity, expanded availability of mobile, web-based and other digital technologies, and alliances or other business combinations;
  failure to timely and cost-effectively execute the Company’s real estate projects or to anticipate or successfully address the challenges imposed by the Company’s expansion, including into new states or urban areas;
  levels of inventory shrinkage;
  failure to successfully manage inventory balances;
  failure to maintain the security of the Company’s business, customer, employee or vendor information or to comply with privacy laws;
  damage or interruption to the Company’s information systems as a result of external factors, staffing shortages or challenges in maintaining or updating the Company’s existing technology or developing or implementing new technology;
  a significant disruption to the Company’s distribution network, the capacity of the Company’s distribution centers or the timely receipt of inventory, or delays in constructing or opening new distribution centers;
  risks and challenges associated with sourcing merchandise from suppliers, including, but not limited to, those related to international trade;
  natural disasters, unusual weather conditions (whether or not caused by climate change), pandemic outbreaks or other health crises, political or civil unrest, acts of violence or terrorism, and disruptive global political events;
  product liability, product recall or other product safety or labeling claims;
  incurrence of material uninsured losses, excessive insurance costs or accident costs;
  failure to attract, develop and retain qualified employees while controlling labor costs (including the heightened possibility of increased federal, state and/or local minimum wage rates) and other labor issues;
  loss of key personnel or inability to hire additional qualified personnel;
  risks associated with the Company’s private brands, including, but not limited to, the Company’s level of success in improving their gross profit rate;
  seasonality of the Company’s business;
  the impact of changes in or noncompliance with governmental regulations and requirements (including, but not limited to, those dealing with the sale of products, including without limitation, product and food safety, marketing or labeling; information security and privacy; labor and employment; employee wages and benefits (including the heightened possibility of increased federal, state and/or local minimum wage rates); health and safety; imports and customs; and environmental compliance, as well as tax laws (including those related to the corporate tax rate), the interpretation of existing tax laws, or the Company’s failure to sustain its reporting positions negatively affecting the Company’s tax rate) and developments in or outcomes of private actions, class actions, multi-district litigation, arbitrations, derivative actions, administrative proceedings, regulatory actions or other litigation;
  new accounting guidance or changes in the interpretation or application of existing guidance;
  deterioration in market conditions, including market disruptions, limited liquidity and interest rate fluctuations, or changes in the Company’s credit profile;
  the factors disclosed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q; and
  such other factors as may be discussed or identified in this press release.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation, and specifically disclaims any duty, to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

Investors should also be aware that while the Company does, from time to time, communicate with securities analysts and others, it is against the Company’s policy to disclose to them any material, nonpublic information or other confidential commercial information. Accordingly, shareholders should not assume that the Company agrees with any statement or report issued by any securities analyst regardless of the content of the statement or report. Furthermore, the Company has a policy against confirming projections, forecasts or opinions issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the Company’s responsibility.

About Dollar General Corporation
Dollar General Corporation has been delivering value to shoppers for more than 80 years. Dollar General helps shoppers Save time. Save money. Every day.® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, housewares and seasonal items at everyday low prices in convenient neighborhood locations. Dollar General operated 17,426 stores in 46 states as of April 30, 2021. In addition to high-quality private brands, Dollar General sells products from America's most-trusted manufacturers such as Clorox, Energizer, Procter & Gamble, Hanes, Coca-Cola, Mars, Unilever, Nestle, Kimberly-Clark, Kellogg's, General Mills, and PepsiCo. Learn more about Dollar General at www.dollargeneral.com.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	April 30	May 1	January 29
	2021	2020	2021
ASSETS
Current assets:
Cash and cash equivalents	$688,055	$2,673,912	$1,376,577
Merchandise inventories	5,099,465	4,107,331	5,247,477
Income taxes receivable	16,637	17,191	90,760
Prepaid expenses and other current assets	237,588	194,049	199,405
Total current assets	6,041,745	6,992,483	6,914,219
Net property and equipment	3,999,170	3,320,141	3,899,997
Operating lease assets	9,614,974	8,960,805	9,473,330
Goodwill	4,338,589	4,338,589	4,338,589
Other intangible assets, net	1,199,840	1,199,961	1,199,870
Other assets, net	42,380	36,334	36,619
Total assets	$25,236,698	$24,848,313	$25,862,624

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of operating lease liabilities	$1,101,369	$991,054	$1,074,079
Accounts payable	3,294,423	2,954,361	3,614,089
Accrued expenses and other	861,653	791,368	1,006,552
Income taxes payable	57,953	105,865	16,063
Total current liabilities	5,315,398	4,842,648	5,710,783
Long-term obligations	4,130,710	3,967,801	4,130,975
Long-term operating lease liabilities	8,499,442	7,956,759	8,385,388
Deferred income taxes	769,430	700,098	710,549
Other liabilities	271,793	171,553	263,691
Total liabilities	18,986,773	17,638,859	19,201,386

Commitments and contingencies

Shareholders' equity:
Preferred stock	-	-	-
Common stock	206,680	220,259	210,687
Additional paid-in capital	3,457,160	3,332,283	3,446,612
Retained earnings	2,588,006	3,659,804	3,006,102
Accumulated other comprehensive loss	(1,921)	(2,892)	(2,163)
Total shareholders' equity	6,249,925	7,209,454	6,661,238
Total liabilities and shareholders' equity	$25,236,698	$24,848,313	$25,862,624

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	For the Quarter Ended
	April 30	% of Net	May 1	% of Net
	2021	Sales	2020	Sales
Net sales	$8,400,964	100.00%	$8,448,449	100.00%
Cost of goods sold	5,645,296	67.20	5,852,757	69.28
Gross profit	2,755,668	32.80	2,595,692	30.72
Selling, general and administrative expenses	1,846,818	21.98	1,728,908	20.46
Operating profit	908,850	10.82	866,784	10.26
Interest expense	40,392	0.48	30,493	0.36
Income before income taxes	868,458	10.34	836,291	9.90
Income tax expense	190,709	2.27	185,845	2.20
Net income	$677,749	8.07%	$650,446	7.70%

Earnings per share:
Basic	$2.84		$2.58
Diluted	$2.82		$2.56
Weighted average shares outstanding:
Basic	238,548		251,780
Diluted	240,301		253,627

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the 13 Weeks Ended
	April 30	May 1
	2021	2020
Cash flows from operating activities:
Net income	$677,749	$650,446
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	154,146	137,655
Deferred income taxes	58,794	24,784
Noncash share-based compensation	23,533	18,968
Other noncash (gains) and losses	13,040	1,569
Change in operating assets and liabilities:
Merchandise inventories	135,732	567,902
Prepaid expenses and other current assets	(41,831)	(12,000)
Accounts payable	(295,206)	110,126
Accrued expenses and other liabilities	(136,743)	81,113
Income taxes	116,013	156,849
Other	(2,236)	(1,086)
Net cash provided by (used in) operating activities	702,991	1,736,326

Cash flows from investing activities:
Purchases of property and equipment	(277,730)	(195,434)
Proceeds from sales of property and equipment	807	466
Net cash provided by (used in) investing activities	(276,923)	(194,968)

Cash flows from financing activities:
Issuance of long-term obligations	-	1,494,315
Repayments of long-term obligations	(1,753)	(555)
Net increase (decrease) in commercial paper outstanding	-	(425,200)
Borrowings under revolving credit facilities	-	300,000
Repayments of borrowings under revolving credit facilities	-	(300,000)
Costs associated with issuance of debt	-	(13,623)
Repurchases of common stock	(1,000,352)	(63,080)
Payments of cash dividends	(99,832)	(90,617)
Other equity and related transactions	(12,653)	(9,006)
Net cash provided by (used in) financing activities	(1,114,590)	892,234

Net increase (decrease) in cash and cash equivalents	(688,522)	2,433,592
Cash and cash equivalents, beginning of period	1,376,577	240,320
Cash and cash equivalents, end of period	$688,055	$2,673,912

Supplemental cash flow information:
Cash paid for:
Interest	$55,858	$48,339
Income taxes	$15,801	$4,154
Supplemental schedule of non-cash investing and financing activities:
Right of use assets obtained in exchange for new operating lease liabilities	$417,749	$418,239
Purchases of property and equipment awaiting processing for payment, included in Accounts payable	$93,599	$93,801

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information
(Unaudited)

Sales by Category (in thousands)

	For the Quarter Ended
	April 30	May 1
	2021	2020	% Change
Consumables	$6,378,135	$6,703,449	-4.9%
Seasonal	1,050,382	917,912	14.4%
Home products	571,315	498,282	14.7%
Apparel	401,132	328,806	22.0%
Net sales	$8,400,964	$8,448,449	-0.6%

Store Activity

		For the Quarter Ended
		April 30	May 1
		2021	2020

Beginning store count		17,177	16,278
New store openings		260	250
Store closings		(11)	(28)
Net new stores		249	222
Ending store count		17,426	16,500
Total selling square footage (000's)		128,953	121,930
Growth rate (square footage)		5.8%	5.6%

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Adjusted Diluted Earnings Per Share
(Unaudited)

(in millions, except per share amounts)

For the Year Ended
January 31
2020

Net income	$1,712.6

Significant Legal Expenses	31.0
Deferred tax benefit of Significant Legal Expenses	(6.9)
Significant Legal Expenses net of deferred tax benefit	24.1

Adjusted net income	$1,736.7

Diluted earnings per share:
As reported	$6.64
After-tax impact of Significant Legal Expenses	0.09
Adjusted	$6.73

Weighted average diluted shares outstanding:	258.1

Contacts

Investor Contacts:
Donny Lau, (615) 855-5591
Kevin Walker, (615) 855-4954

Media Contacts:
Jennifer Moreau, (877) 944-3477
Crystal Luce, (615) 855-5210